EXHIBIT 3.1

AMENDMENT NO. 1 TO BYLAWS

of

TABLE TRAC, INC.

(a Nevada corporation)

This Amendment No. 1 (“Amendment”) is effective as of March 9, 2016 (the “Effective Date”), and amends the Amended and Restated Bylaws of Table Trac, Inc., a Nevada corporation, (the “Corporation”), adopted October 2010 (the “Existing Bylaws”).

RECITALS

WHEREAS, Section 7.9 of the Existing Bylaws provides that the Existing Bylaws may be amended by the Board of Directors of the Corporation (the “Board”); and

WHEREAS, on the Effective Date, the Board approved of an amendment to the Existing Bylaws in the form of this Amendment, as set forth below.

AMENDMENT

1.                  Obligations of Certain Beneficial Owners; Rights of Redemption. Article 8 is hereby added to the Existing Bylaws as follows:

Article 8

Obligations of Certain Beneficial Owners; Rights of Redemption

8.1 Cooperation with Gaming Authorities. No Person may become or remain the Beneficial Owner of five percent (5%) or more of any class or series of the Corporation’s issued and outstanding Capital Stock unless such Person agrees in writing to: (i) provide to the Gaming Authorities information regarding such Person, including without limitation thereto, information regarding other gaming-related activities of such Person and financial statements, in such form, and with such updates, as may be required by any Gaming Authority; (ii) respond to written or oral questions of any Gaming Authority (whether directly by any Gaming Authority or indirectly through the Corporation); and (iii) consent to the performance of any background investigation that may be required by any Gaming Authority, including without limitation thereto, an investigation of any criminal record and submission of fingerprints of such Person.

8.2. Redemption Option. Notwithstanding any other provisions of these Bylaws, but subject to the provisions of any resolution of the Board creating any series of preferred stock or any other class of stock which has a preference over common stock with regard to dividends or upon liquidation, outstanding shares of Capital Stock held by a Disqualified Holder shall be subject to redemption at any time by the Corporation by action of the Board. The terms and conditions of such redemption shall be as follows:

8.2.1 The aggregate redemption price of the shares to be redeemed pursuant to this Section 8.2 shall be equal to 75% of the Fair Market Value of such shares (rounded up to the nearest whole cent) or such other redemption price as required by applicable state or federal law.

8.2.2 The redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof.

8.2.3 If less than all the shares held by a Disqualified Holder are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board, which may include selection first of the most recently purchased shares thereof, selection by lot, or selection in any other manner determined by the Board.

8.2.4 At least thirty (30) calendar days’ written notice of the Redemption Date shall be delivered to the record holder of the shares selected to be redeemed unless such notice period is waived in writing by any such holder. The date on which such notice is delivered is referred to herein as the “Notice Delivery Date.” The redemption notice shall identify (i) the record holder of the shares to be redeemed and, if different, the Beneficial Owner giving rise to the Disqualified Holder determination, (ii) the number and class or series of shares of Capital Stock being called for redemption, and (iii) the Redemption Date. The Board may, in its sole discretion, withdraw the notice of redemption at any time prior to the Redemption Date, in which case such notice of redemption shall be of no further force or effect.

8.2.5 Prior to the Redemption Date, the Beneficial Owner of shares selected to be redeemed may, subject to compliance with applicable securities laws, sell, assign or otherwise transfer such shares to a third party who is not a Disqualified Holder. In the event of such a transfer, and subject to receipt by the Corporation of evidence of such transfer that is acceptable to the Board in its sole discretion, the redemption notice shall be deemed withdrawn solely with respect to such transferred shares.

8.2.6 From and after the Redemption Date, any and all rights of whatever nature, which may be held by the record holder and Beneficial Owners of shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and they shall thenceforth be entitled only to receive the cash or Redemption Securities, if any, payable upon redemption.

8.2.7 The cash and Redemption Securities, if any, payable on account of any redeemed shares shall be paid upon surrender of the certificate previously representing such redeemed shares; provided that such certificate and the redeemed shares it represents shall be deemed canceled as of the Effective Date without regard to whether such certificate has been surrendered.

8.2.8 The redemption shall be subject to such other terms and conditions as the Board shall determine.

8.2.3. Definitions. Capitalized terms used in this Article 8 shall have the meanings provided below.

“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Act”). The term “registrant” as used in said Rule 12b-2 shall mean the Corporation.

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“Beneficial Owner” shall mean any person who, singly or together with any of such person’s Affiliates or Associates, directly or indirectly, has “beneficial ownership” of Capital Stock (as determined pursuant to Rule 13d-3 of the Act).

“Capital Stock” shall mean any common stock, preferred stock, special stock, or any other class or series of stock of the Corporation.

“Disqualified Holder” shall mean any Beneficial Owner of shares of Capital Stock of the Corporation or any of its Subsidiaries, whose beneficial ownership of shares of Capital Stock may result or, when taken together with the holding of shares of Capital Stock by any other Beneficial Owner, may result, in the sole judgment of the Board, in (i) the disapproval, modification, or non-renewal of any contract under which the Corporation or any of its Subsidiaries has sole or shared authority to manufacture, manage, market, sell or distribute any gaming devices, equipment or operations, or (ii) the failure to obtain or the loss or non-reinstatement of any license, permit, franchise or similar authorization from any Gaming Authority or other governmental agency held by the Corporation or any Subsidiary to conduct any portion of the business of the Corporation or any Subsidiary, which license or franchise is conditioned upon some or all of the record holders or Beneficial Owners of Capital Stock meeting certain criteria.

“Fair Market Value” of a share of Capital Stock shall mean the average Closing Price for such a share for each of the 45 most recent days during which shares of stock of such class or series shall have been traded preceding the Notice Delivery Date; provided, however, that if shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, “Fair Market Value” shall be determined by the Board in good faith; and provided, further, however, that “Fair Market Value” as to any Beneficial Owner who purchases any Capital Stock subject to redemption within 120 days prior to a Redemption Date need not (unless otherwise determined by the Board) exceed the purchase price paid for such shares. “Closing Price” on any day means the reported closing sales price or, in case no such sale takes place, the average of the reported closing bid and asked price on the composite tape for the New York Stock Exchange--listed stocks, or, if stock of the class or series in question is not quoted on such composite tape on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States Securities Exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation for such stock on the National Association of Securities Dealers, Inc., Automated Quotation Systems (including the National Market Systems) or any system then in use, the OTC Markets and OTCQB, or, if no such prices or quotations are available, the fair market value on the day in question as determined by the Board in good faith.

“Gaming Authorities” mean any tribal or governmental (whether state, federal, local or otherwise) agency, office, official or other authority, and their respective successors, regulating any form of gaming that has jurisdiction over the Corporation or its Subsidiaries, including but not limited to the Gaming Control Board and Gaming Commission of Nevada and the Division of Gaming and Gaming Commission of Colorado.

“Person” shall mean any natural person, corporation, firm, partnership, association, government, governmental agency, or any other entity, whether acting in an individual, fiduciary, or any other capacity.

“Redemption Date” shall mean the date fixed by the Board for the redemption of any shares of Capital Stock pursuant to Article 8.

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“Redemption Securities” shall mean any debt or equity securities of the Corporation, any Subsidiary or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board and which, together with any cash to be paid as part of the redemption price, in the opinion of any investment banking firm selected by the Board (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, on the Notice Delivery Date, at least equal to the Fair Market Value of the shares to be redeemed pursuant to this Article 8 (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

“Subsidiary” shall mean any company of which a majority of any class of equity security is beneficially owned by the Corporation.

2. No Other Changes. The Existing Bylaws, as amended by this Amendment, shall remain in full force and effect. To the extent this Amendment conflicts with any provisions of the Existing Bylaws, this Amendment shall control.

The Chief Executive Officer of the Company hereby certifies that these Bylaws were duly adopted by the Board effective as of the date first set forth above.

/s/ Brian Hinchley
Brian Hinchley, Chief Executive Officer

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